Exhibit 99.3

December 31, 2014

JD.com E-Commerce (Investment) Hong Kong Corporation Limited

10th Floor, Building A, North Star Century Center

No. 8 Beichen West Street,

Chaoyang District

Beijing 100101, China

Attn: Chief Financial Officer

Unicorn Riches Limited

c/o Hony Capital Limited

Suite 2701, One Exchange Square

Central, Hong Kong

To whom it may concern:

Reference is hereby made to the Subscription Agreement (the “Agreement”) dated as of December 15, 2014, by and among Tuniu Corporation, a company incorporated in the Cayman Islands (the “Company”), JD.com E-Commerce (Investment) Hong Kong Corporation Limited, Unicorn Riches Limited and other parties as set forth therein.

The Company hereby agrees that, subject to and upon the consummation of the share purchases by each of JD.com E-Commerce (Investment) Hong Kong Corporation Limited and Unicorn Riches Limited as contemplated under the Agreement, each of JD.com E-Commerce (Investment) Hong Kong Corporation Limited and Unicorn Riches Limited shall have the right to designate one (1) non-voting observer (together, the “Observers”) to the Board of Directors of the Company (the “Board”) who shall have the right to attend and observe (but not vote) at meetings of the Board, for so long as each of JD.com E-Commerce (Investment) Hong Kong Corporation Limited and Unicorn Riches Limited, together with their respective affiliates, holds more than 50% of the Class A ordinary shares each acquired pursuant to the Agreement.  Each Observer shall be entitled to receive notices of all meetings of the Board at the same time as any director on the Board receives such notices, and all documents and information provided to any director on the Board at the same time as such director receives such documents and information, provided that the Observers may be excluded from access to any material or meeting or portion thereof if the Board believes in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons.  The Observers shall be subject to the approval of the Company, which approval shall not be unreasonably withheld.  Each of the Observers will agree, upon his or her appointment as such, to hold in confidence and trust and not use or disclose (except on a confidential basis to each of JD.com E-Commerce (Investment) Hong Kong Corporation Limited and Unicorn Riches Limited, its affiliates and its and its affiliates’ authorized representatives on a need-to-know basis) any confidential information provided to or learned by him or her in connection with his or her rights as Observer and each Observer shall execute and deliver, if requested by the Company, a confidentiality agreement in a standard form reasonably specified by the Company.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York.  Except for otherwise agreed by the parties, any disputes in relation to this letter agreement should be resolved through arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.

[Signature pages to follow]

Sincerely yours,

TUNIU CORPORATION

By:	/s/ Dunde Yu
Name:	Dunde Yu
Title:	CEO

ACKNOWLEDGED AND AGREED
as of the day first written above by:

JD.COM E-COMMERCE (INVESTMENT)
HONG KONG CORPORATION LIMITED

By:	/s/ Richard Qiangdong Liu
Name:	Richard Qiangdong Liu
Title:	Director

ACKNOWLEDGED AND AGREED
as of the day first written above by:

UNICORN RICHES LIMITED

By:	/s/ Shunlong Wang
Name:	Shunlong Wang
Title:	Director